Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 13, 2012 on the financial statements of Hartford Small/Mid Cap Equity HLS Fund in the Registration Statement (Form N-1A) of Hartford HLS Series Fund II, Inc. filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 59 under the Securities Act of 1933 (Registration No. 033-3920).

/s/Ernst & Young LLP

Minneapolis, Minnesota

March 19, 2012